EXHIBIT 99.1

CDW Reports Record Fourth Quarter and Full Year Net Sales
Reinforces Power of Business Model and Strategy

(Dollars in millions, except per share amounts)	Three Months Ended December 31, 2019	Three Months Ended December 31, 2018	% Chg.	Year Ended December 31, 2019	Year Ended December 31, 2018	% Chg.
Net Sales	$4,536.9	$4,074.8	11.3	$18,032.4	$16,240.5	11.0
Average Daily Sales[1]	72.0	64.7	11.3	71.0	63.9	11.0
Gross Profit	777.5	693.8	12.1	3,039.9	2,706.9	12.3
Operating Income	283.8	242.9	16.8	1,133.6	987.3	14.8
Net Income	185.6	159.3	16.5	736.8	643.0	14.6
Non-GAAP Operating Income[2]	342.3	299.5	14.3	1,368.4	1,216.6	12.5
Net Income per Diluted Share	$1.27	$1.05	20.8	$4.99	$4.19	19.1
Non-GAAP Net Income per Diluted Share[2]	$1.57	$1.32	18.4	$6.10	$5.17	18.0
[1] There were 63 selling days for both the three months ended December 31, 2019 and 2018. There were 254 selling days for both the years ended December 31, 2019 and 2018.
[2] Non-GAAP measures used in this release that are not based on accounting principles generally accepted in the United States of America are each defined and reconciled to the most directly comparable GAAP measures in the attached schedules.

LINCOLNSHIRE, Ill., February 6, 2020 -- CDW Corporation (Nasdaq:CDW), a leading multi-brand technology solutions provider to business, government, education and healthcare customers in the United States, the United Kingdom and Canada, today announced fourth quarter and year end 2019 results. CDW also announced the approval by its Board of Directors of a quarterly cash dividend to be paid in March 2020.
"We delivered excellent topline growth and profitability in the quarter and for the full year while continuing to invest in the future and deliver shareholder value," said Christine A. Leahy, chief executive officer, CDW. "These results reinforce the strength of our strategy and power of our business model - underpinned by our balance across customer end markets, the breadth of our product and solutions portfolio and the ongoing execution of our strategy for growth."
"Excellent operating results were amplified by share repurchases, delivering an 18 percent increase in Non-GAAP net income per diluted share for 2019," said Collin B. Kebo, chief financial officer, CDW. "Our performance drove strong free cash flow and enabled us to return $840 million to our shareholders in 2019 through share repurchases and dividends."
"For 2020, we expect to continue to outpace US IT market growth by 200 to 300 basis points on a constant currency basis. To accomplish this, we will continue our laser-focus on meeting the needs of our more than 250,000 customers in the United States, the United Kingdom and Canada and remaining the partner of choice for more than 1,000 leading and emerging technology brands as the technology market continues to evolve," concluded Leahy.
A quarterly cash dividend of $0.380 per share, which is 28.8 percent higher than the prior year period, will be paid on March 10, 2020 to all stockholders of record as of the close of business on February 25, 2020.

Fourth Quarter of 2019 Highlights:

Total Net sales in the fourth quarter of 2019 were $4,537 million, compared to $4,075 million in the fourth quarter of 2018, an increase of 11.3 percent. There were 63 selling days for both the three months ended December 31, 2019 and 2018. Net sales on a constant currency basis increased 11.3 percent versus the fourth quarter of 2018. Fourth quarter Net sales performance included:

•	Total Corporate segment Net sales of $1,965 million, 7.0 percent higher than the fourth quarter of 2018.

•	Total Small Business segment Net sales of $391 million, 7.9 percent higher than the fourth quarter of 2018.

•
Total Public segment Net sales of $1,593 million, 12.6 percent higher than the fourth quarter of 2018. Public results were driven by an increase in Government, Healthcare and Education sales of 20.7 percent, 13.6 percent and 1.3 percent, respectively.

•
Net sales for CDW's UK and Canadian operations, combined as "Other" for financial reporting purposes, of $587 million, 27.2 percent higher than the fourth quarter of 2018. UK and Canada results were both up strong double digits in local currency.

Gross profit was $778 million in the fourth quarter of 2019, compared to $694 million in the fourth quarter of 2018, representing an increase of 12.1 percent. Gross profit margin was 17.1 percent in the fourth quarter of 2019 versus 17.0 percent in the fourth quarter in 2018. This increase was primarily driven by product margin, partially offset by the mix of netted down revenues that are booked net of cost of goods sold not growing as fast as Net sales.
Total selling and administrative expenses, including advertising expense, were $494 million in the fourth quarter of 2019, compared to $451 million in the fourth quarter of 2018, representing an increase of 9.5 percent. This increase was primarily driven by higher sales payroll expenses consistent with higher gross profit.
Operating income was $284 million in the fourth quarter of 2019, compared to $243 million in the fourth quarter of 2018, representing an increase of 16.8 percent. Non-GAAP operating income was $342 million in the fourth quarter of 2019, compared to $300 million in the fourth quarter of 2018, representing an increase of 14.3 percent. The Non-GAAP operating income margin was 7.5 percent for the fourth quarter of 2019 versus 7.3 percent in the fourth quarter of 2018.

Net interest expense was $38 million in the fourth quarter of 2019, compared to $37 million in the fourth quarter of 2018, representing an increase of 3.2 percent.

The effective tax rate was 21.4 percent in the fourth quarter of 2019, compared to 22.9 percent in the fourth quarter of 2018, which resulted in tax expense of $50 million and $47 million, respectively.
Net income was $186 million in the fourth quarter of 2019, compared to $159 million in the fourth quarter of 2018, representing an increase of 16.5 percent. Non-GAAP net income was $229 million in the fourth quarter of 2019, compared to $201 million in the fourth quarter of 2018, representing an increase of 14.2 percent.
Weighted average diluted shares outstanding were 146 million for the fourth quarter of 2019, compared to 152 million for the fourth quarter of 2018. Net income per diluted share for the fourth quarter of 2019 was $1.27, compared to $1.05 for the fourth quarter of 2018, representing an increase of 20.8 percent. Non-GAAP net income per diluted share for the fourth quarter of 2019 was $1.57, compared to $1.32 for the fourth quarter of 2018, representing an increase of 18.4 percent.

Full Year 2019 Highlights:

Total Net sales in 2019 were $18,032 million, compared to $16,241 million in 2018, an increase of 11.0 percent. There were 254 selling days for both the years ended December 31, 2019 and 2018. Net sales growth on a constant currency basis was 11.5 percent. Currency impact to Net sales growth was primarily driven by unfavorable translation of the British pound and Canadian dollar to the US dollar. Full year Net sales performance included:

•	Total Corporate segment Net sales of $7,499 million, 9.6 percent higher than 2018.

•	Total Small Business segment Net sales of $1,510 million, 11.1 percent higher than 2018.

•
Total Public segment Net sales of $6,865 million, 11.5 percent higher than 2018. Public results were led by sales to Government, Healthcare and Education customers, which increased 20.1 percent, 11.8 percent and 3.6 percent, respectively.

•
Net sales for CDW's UK and Canadian operations, combined as "Other" for financial reporting purposes, of $2,158 million, 14.6 percent higher than 2018. UK and Canada results were both up double digits in local currency.

Gross profit was $3,040 million in 2019, compared to $2,707 million for 2018, representing an increase of 12.3 percent. Gross profit margin was 16.9 percent in 2019 versus 16.7 percent in 2018. Gross profit margin was positively impacted by product margin and an increase in the mix of netted down revenues that are booked net of costs of goods sold, partially offset by Net sales growth outpacing partner funding growth.
Total selling and administrative expenses, including advertising expense, were $1,906 million in 2019, compared to $1,720 million in 2018, representing an increase of 10.9 percent. This increase was primarily driven by higher sales payroll expenses consistent with higher gross profit.
Operating income was $1,134 million in 2019, compared to $987 million in 2018, representing an increase of 14.8 percent. Non-GAAP operating income was $1,368 million in 2019, compared to $1,217 million for 2018, representing an increase of 12.5 percent. The Non-GAAP operating income margin was 7.6 percent for 2019 versus 7.5 percent for 2018.

Net interest expense was $159 million in 2019, compared to $149 million in 2018, representing an increase of 7.3 percent. This increase was primarily due to paying an effective interest rate on the term loan in 2019 that exceeded the capped rate in 2018 and higher interest expense to finance the Scalar acquisition.

The effective tax rate was 22.4 percent in 2019, compared to 23.5 percent in 2018, which resulted in tax expense of $213 million and $198 million, respectively.
Net income was $737 million in 2019, compared to $643 million in 2018, representing an increase of 14.6 percent. Non-GAAP net income was $902 million in 2019, compared to $794 million in 2018, representing an increase of 13.6 percent.
Weighted average diluted shares outstanding were 148 million in 2019, compared to 154 million in 2018. Net income per diluted share in 2019 was $4.99, compared to $4.19 in 2018, representing an increase of 19.1 percent. Non-GAAP net income per diluted share in 2019 was $6.10, compared to $5.17 in 2018, representing an increase of 18.0 percent.
Forward-Looking Statements
Statements in this release that are not statements of historical fact are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including without limitation statements regarding the future financial performance of CDW. These statements involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. These risks and uncertainties include, among others, global and regional economic and political conditions; decreases in spending on technology products and services; CDW's relationships with vendor partners and availability of their products; continued innovations in hardware, software and services offerings by CDW's vendor partners; substantial competition that could reduce CDW's market share; CDW's substantial indebtedness and ability to generate sufficient cash to service such indebtedness; restrictions imposed by agreements relating to CDW's indebtedness on its operations and liquidity; changes in, or the discontinuation of, CDW's share repurchase program or dividend payments; the continuing development, maintenance and operation of CDW's information technology systems; potential breaches of data security and failure to protect our information technology systems from cybersecurity threats; potential failures to comply with Public segment contracts or applicable laws and regulations; potential failures to provide high-quality services to CDW's customers; potential losses of any key personnel; potential interruptions of the flow of products from suppliers; potential adverse occurrences at one of CDW's primary facilities or customer data centers; increases in the cost of commercial delivery services or disruptions of those services; CDW's exposure to accounts receivable and inventory risks; fluctuations in foreign currency; future acquisitions or alliances; fluctuations in CDW's operating results; current and future legal proceedings and audits; changes in laws, including regulations or interpretations thereof; and other risk factors or uncertainties identified from time to time in CDW's filings with the SEC. Although CDW believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Reference is made to a more complete discussion of forward-looking statements and applicable risks contained under the captions "Forward-Looking Statements" and "Risk Factors" in CDW's Annual Report on Form 10-K for the year ended December 31, 2018 and subsequent filings with the SEC. CDW undertakes no obligation to update or revise any of its forward-looking statements, whether as a result of new information, future events or otherwise, unless required by law.
Non-GAAP Financial Information
Non-GAAP operating income excludes, among other things, charges related to the amortization of acquisition-related intangible assets, equity-based compensation and related payroll taxes, and acquisition and integration expenses. Non-GAAP operating income margin is defined as Non-GAAP operating income as a percentage of Net sales. Non-GAAP income before income taxes and Non-GAAP net income exclude, among other things, charges related to acquisition-related intangible asset amortization, equity-based compensation, acquisition and integration expenses, and the associated tax effects of each. Net sales growth on a constant currency basis is defined as Net sales growth excluding the impact of foreign currency translation on Net sales compared to the prior period.
Non-GAAP operating income, Non-GAAP operating income margin, Non-GAAP income before income taxes, Non-GAAP net income, Non-GAAP net income per diluted share and Net sales growth on a constant currency basis are considered non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance or financial position that either excludes or includes amounts that are not normally included or excluded in the most directly comparable measure calculated and presented in accordance with GAAP.
CDW believes these measures provide analysts, investors and management with helpful information regarding the underlying operating performance of CDW’s business, as they remove the impact of items that management believes are not reflective of underlying operating performance. CDW uses these measures to evaluate period-over-period performance as management believes they provide a more comparable measure of the underlying business.
Our annual targets are provided on a non-GAAP basis because certain reconciling items are dependent on future events that either cannot be controlled, such as currency impacts or interest rates, or reliably predicted because they are not part of CDW's routine activities, such as refinancing activities or acquisition and integration expenses.
The financial statement tables that accompany this press release include a reconciliation of non-GAAP financial measures to the applicable most comparable GAAP financial measures. Non-GAAP measures used by CDW may differ from similar measures used by other companies, even when similar terms are used to identify such measures.

About CDW
CDW Corporation (Nasdaq:CDW) is a leading multi-brand technology solutions provider to business, government, education and healthcare customers in the United States, the United Kingdom and Canada. A Fortune 500 company and member of the S&P 500 Index, CDW was founded in 1984 and employs almost 10,000 coworkers. For the year ended December 31, 2019, the company generated net sales over $18 billion. For more information about CDW, please visit www.CDW.com.
Webcast
CDW Corporation will hold a conference call today, February 6, 2020 at 7:30 a.m. CT/8:30 a.m. ET to discuss its fourth quarter and full year financial results. The conference call, which will be broadcast live via the Internet, and a copy of this press release along with supplemental slides used during the call, can be accessed on CDW’s website at investor.cdw.com. For those unable to participate in the live call, a replay of the webcast will be available at investor.cdw.com approximately 90 minutes after the completion of the call and will be accessible on the site for approximately one year.

Investor Inquiries                    Media Inquiries
Brittany A. Smith                      Sara Granack

Vice President, Investor Relations and	Vice President, Corporate Communications

Financial Planning and Analysis	(847) 419-7411
(847) 968-0238

CDWPR-FI

CDW CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in millions, except per share amounts)

	Three Months Ended December 31,			Year Ended December 31,
	2019	2018	% Change(i)	2019	2018	% Change(i)
	(unaudited)	(unaudited)		(unaudited)
Net sales	$4,536.9	$4,074.8	11.3%	$18,032.4	$16,240.5	11.0%
Cost of sales	3,759.4	3,381.0	11.2	14,992.5	13,533.6	10.8

Gross profit	777.5	693.8	12.1	3,039.9	2,706.9	12.3

Selling and administrative expenses	443.8	402.3	10.3	1,713.1	1,537.1	11.5
Advertising expense	49.9	48.6	2.7	193.2	182.5	5.8
Operating income	283.8	242.9	16.8	1,133.6	987.3	14.8

Interest expense, net	(38.3)	(37.1)	3.2	(159.4)	(148.6)	7.3
Other (expense) income, net	(9.5)	0.8	nm*	(24.5)	1.8	nm*

Income before income taxes	236.0	206.6	14.3	949.7	840.5	13.0

Income tax expense	(50.4)	(47.3)	6.7	(212.9)	(197.5)	7.8

Net income	$185.6	$159.3	16.5%	$736.8	$643.0	14.6%

Net income per common share:
Basic	$1.29	$1.07	21.1%	$5.08	$4.26	19.2%
Diluted	$1.27	$1.05	20.8%	$4.99	$4.19	19.1%

Weighted-average common shares outstanding:
Basic	143.5	149.1		145.1	150.9
Diluted	146.4	151.9		147.8	153.6

* Not meaningful

(i)	There were 63 selling days for both the three months ended December 31, 2019 and 2018. There were 254 selling days for both the years ended December 31, 2019 and 2018.

CDW CORPORATION AND SUBSIDIARIES
NON-GAAP FINANCIAL MEASURE RECONCILIATIONS

CDW has included reconciliations of Non-GAAP operating income, Non-GAAP operating income margin, Non-GAAP income before income taxes, Non-GAAP net income, Non-GAAP net income per diluted share and Net sales growth on a constant currency basis for the three months and years ended December 31, 2019 and 2018 below.

CDW CORPORATION AND SUBSIDIARIES
NON-GAAP OPERATING INCOME AND NON-GAAP OPERATING INCOME MARGIN
(dollars in millions)
(unaudited)

	Three Months Ended December 31,				Year Ended December 31,
	2019	% of Net sales	2018	% of Net sales	2019	% of Net sales	2018	% of Net sales
Operating income	$283.8	6.3%	$242.9	6.0%	$1,133.6	6.3%	$987.3	6.1%
Amortization of intangibles(i)	44.8		44.1		178.5		182.7
Equity-based compensation	10.8		10.8		48.5		40.7
Scalar acquisition and integration expenses	1.0		1.5		3.0		1.5
Other adjustments(ii)	1.9		0.2		4.8		4.4
Non-GAAP operating income	$342.3	7.5%	$299.5	7.3%	$1,368.4	7.6%	$1,216.6	7.5%

(i)	Includes amortization expense for acquisition-related intangible assets, primarily customer relationships, customer contracts and trade names.

(ii)	Includes other expenses such as payroll taxes on equity-based compensation.

CDW CORPORATION AND SUBSIDIARIES
NON-GAAP INCOME BEFORE INCOME TAXES, NON-GAAP NET INCOME
AND NON-GAAP NET INCOME PER DILUTED SHARE
(dollars in millions, except per share amounts)
(unaudited)

	Three Months Ended December 31,
	2019				2018
	Income before Income Taxes	Income Tax Expense(i)	Net Income	Effective Tax Rate	Income before Income Taxes	Income Tax Expense(i)	Net Income	Effective Tax Rate	Net Income % Change

GAAP, as reported	$236.0	$(50.4)	$185.6	21.4%	$206.6	$(47.3)	$159.3	22.9%	16.5%

Amortization of intangibles(ii)	44.8	(10.8)	34.0		44.1	(9.7)	34.4
Equity-based compensation	10.8	(7.9)	2.9		10.8	(5.4)	5.4
Net loss on extinguishment of long-term debt	6.0	(1.5)	4.5		—	—	—
Scalar acquisition and integration expenses	1.0	(0.3)	0.7		1.5	—	1.5
Other adjustments(iii)	1.9	(0.5)	1.4		0.2	(0.1)	0.1
Non-GAAP	$300.5	$(71.4)	$229.1	23.7%	$263.2	$(62.5)	$200.7	23.7%	14.2%

GAAP net income per diluted share			$1.27				$1.05
Non-GAAP net income per diluted share			$1.57				$1.32
Shares used in computing GAAP and Non-GAAP net income per diluted share			146.4				151.9

(i)
Income tax on non-GAAP adjustments includes excess tax benefits associated with equity-based compensation and the impact of global intangible low-tax income ("GILTI") due to equity-based compensation and the amortization of intangibles.

(ii)	Includes amortization expense for acquisition-related intangible assets, primarily customer relationships, customer contracts and trade names.

(iii)	Includes other expenses such as payroll taxes on equity-based compensation.

CDW CORPORATION AND SUBSIDIARIES
NON-GAAP INCOME BEFORE INCOME TAXES, NON-GAAP NET INCOME
AND NON-GAAP NET INCOME PER DILUTED SHARE
(dollars in millions, except per share amounts)
(unaudited)

	Year Ended December 31,
	2019				2018
	Income before Income Taxes	Income Tax Expense(i)	Net Income	Effective Tax Rate	Income before Income Taxes	Income Tax Expense(i)	Net Income	Effective Tax Rate	Net Income % Change

GAAP, as reported	$949.7	$(212.9)	$736.8	22.4%	$840.5	$(197.5)	$643.0	23.5%	14.6%
Amortization of intangibles(ii)	178.5	(44.6)	133.9		182.7	(45.7)	137.0
Equity-based compensation	48.5	(36.6)	11.9		40.7	(29.2)	11.5
Net loss on extinguishments of long-term debt	22.1	(5.5)	16.6		—	—	—
Scalar acquisition and integration expenses(iii)	3.0	(3.7)	(0.7)		1.5	—	1.5
Other adjustments(iv)	4.8	(1.2)	3.6		4.4	(3.1)	1.3
Non-GAAP	$1,206.6	$(304.5)	$902.1	25.2%	$1,069.8	$(275.5)	$794.3	25.7%	13.6%

GAAP net income per diluted share			$4.99				$4.19
Non-GAAP net income per diluted share			$6.10				$5.17
Shares used in computing GAAP and Non-GAAP net income per diluted share			147.8				153.6

(i)	Income tax on non-GAAP adjustments includes excess tax benefits associated with equity-based compensation and the impact of GILTI due to equity-based compensation and the amortization of intangibles.

(ii)	Includes amortization expense for acquisition-related intangible assets, primarily customer relationships, customer contracts and trade names.

(iii)	Includes a $3 million discrete tax benefit related to CDW Canada's acquisition of Scalar.

(iv)	Includes other expenses such as payroll taxes on equity-based compensation.

CDW CORPORATION AND SUBSIDIARIES
NET SALES GROWTH ON A CONSTANT CURRENCY BASIS
(dollars in millions)
(unaudited)

	Three Months Ended December 31,			Year Ended December 31,
	2019	2018	% Change(i)	2019	2018	% Change(i)

Net sales, as reported	$4,536.9	$4,074.8	11.3%	$18,032.4	$16,240.5	11.0%
Foreign currency translation(ii)	—	0.8		—	(67.8)
Net sales, on a constant currency basis	$4,536.9	$4,075.6	11.3%	$18,032.4	$16,172.7	11.5%

(i)	There were 63 selling days for both the three months ended December 31, 2019 and 2018. There were 254 selling days for both the years ended December 31, 2019 and 2018.

(ii)	Represents the effect of translating the prior period results of CDW UK and CDW Canada at the average exchange rates applicable in the current period.

CDW CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in millions)

	December 31, 2019	December 31, 2018
Assets	(unaudited)

Current assets:
Cash and cash equivalents	$154.0	$205.8
Accounts receivable, net of allowance for doubtful accounts of $7.9 and $7.0, respectively.	3,002.2	2,671.2
Merchandise inventory	611.2	454.3
Miscellaneous receivables	395.1	316.4
Prepaid expenses and other	171.6	149.1
Total current assets	4,334.1	3,796.8

Operating lease right-of-use assets	131.8	—
Property and equipment, net	363.1	156.1
Goodwill	2,553.0	2,462.8
Other intangible assets, net	594.1	712.2
Other assets	23.3	39.8
Total assets	$7,999.4	$7,167.7

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable - trade	$1,835.0	$1,577.1
Accounts payable - inventory financing	429.9	429.3
Current maturities of long-term debt	34.1	25.3
Contract liabilities	252.2	178.3
Accrued expenses and other liabilities	940.2	593.1
Total current liabilities	3,491.4	2,803.1

Long-term liabilities:
Debt	3,283.2	3,183.3
Deferred income taxes	62.4	141.9
Operating lease liabilities	131.1	—
Other liabilities	71.0	64.2
Total long-term liabilities	3,547.7	3,389.4

Total stockholders’ equity	960.3	975.2
Total liabilities and stockholders’ equity	$7,999.4	$7,167.7

CDW CORPORATION AND SUBSIDIARIES
NET SALES DETAIL
(dollars in millions)

	Three Months Ended December 31,			Year Ended December 31,
	2019	2018	% Change(i)	2019	2018	% Change(i)
	(unaudited)	(unaudited)		(unaudited)
Corporate	$1,965.4	$1,836.4	7.0%	$7,499.0	$6,842.5	9.6%

Small Business	391.1	362.5	7.9	1,510.3	1,359.6	11.1

Public
Government	659.1	546.0	20.7	2,519.3	2,097.3	20.1
Education	430.6	425.0	1.3	2,411.6	2,327.4	3.6
Healthcare	503.4	443.2	13.6	1,933.9	1,730.0	11.8
Total Public	1,593.1	1,414.2	12.6	6,864.8	6,154.7	11.5

Other	587.3	461.7	27.2	2,158.3	1,883.7	14.6

Total Net sales	$4,536.9	$4,074.8	11.3%	$18,032.4	$16,240.5	11.0%

(i)	There were 63 selling days for both the three months ended December 31, 2019 and 2018. There were 254 selling days for both the years ended December 31, 2019 and 2018.

CDW CORPORATION AND SUBSIDIARIES
DEBT AND WORKING CAPITAL INFORMATION
(dollars in millions)
(unaudited)

	December 31, 2019	December 31, 2018

Debt and Revolver Availability
Cash and cash equivalents	$154.0	$205.8
Total debt	3,317.3	3,208.6
Revolver availability	1,106.2	1,120.1
Cash plus revolver availability	1,260.2	1,325.9

Working Capital(i)
Days of sales outstanding	57	56
Days of supply in inventory	14	13
Days of purchases outstanding	(53)	(50)
Cash conversion cycle	18	19

(i)	Based on a rolling three-month average.

CDW CORPORATION AND SUBSIDIARIES
CASH FLOW INFORMATION
(dollars in millions)

	Year Ended December 31,
	2019	2018
	(unaudited)
Cash flows provided by operating activities	$1,027.2	$905.9

Capital expenditures(i)	(236.3)	(86.1)
Acquisition of businesses, net of cash acquired	(95.1)	—
Cash flows used in investing activities	(331.4)	(86.1)

Net change in accounts payable - inventory financing	(1.3)	(67.4)
Other cash flows used in financing activities	(748.5)	(687.4)
Cash flows used in financing activities	(749.8)	(754.8)

Effect of exchange rate changes on cash and cash equivalents	2.2	(3.4)
Net (decrease) increase in cash and cash equivalents	(51.8)	61.6
Cash and cash equivalents - beginning of period	205.8	144.2
Cash and cash equivalents - end of period	$154.0	$205.8

Supplementary disclosure of cash flow information:
Interest paid	$(154.2)	$(148.8)
Taxes paid, net	$(272.2)	$(261.2)

(i)	Includes expenditures for revenue generating assets.